November 2012 Preliminary Terms No. 443 Registration Statement No. 333-178081 Dated November 14, 2012 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Buffered Jump Securities With Downside Factor Based on the Performance of the iShares® Russell 2000® Index Fund due May 19, 2014
The Buffered Jump Securities, which we refer to as the securities, offer the opportunity to earn a return based on the performance of the shares of the iShares® Russell 2000® Index Fund.  Unlike ordinary debt securities, the Buffered Jump Securities do not pay interest and do not guarantee any return of principal at maturity.  At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the underlying shares, as determined on the valuation date.  If the underlying shares appreciate at all as of the valuation date, you will receive for each security that you hold at maturity an upside payment of $204 in addition to the stated principal amount.  However, if the underlying shares decline in value by more than 10% as of the valuation date from the initial value, the payment due at maturity will be less, and possibly significantly less, than the stated principal amount of the securities and could be zero.  There is no minimum payment at maturity.  Accordingly, you could lose your entire initial investment in the securities.  The securities are for investors who seek an equity fund-based return and who are willing to risk their principal and forgo current income and appreciation above the fixed upside payment in exchange for the upside payment and buffer features that in each case apply to a limited range of performance of underlying shares. The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	November 14, 2012
Original issue date:	November 19, 2012 (3 business days after the pricing date)
Maturity date:	May 19, 2014
Aggregate principal amount:	$
Interest:	None
Underlying shares:	Shares of the iShares® Russell 2000® Index Fund
Payment at maturity:
•      If the final share price is greater than the initial share price:
$1,000 + the upside payment
•      If the final share price is less than or equal to the initial share price but greater than or equal to 90% of the initial share price, meaning the final share price has remained unchanged or has declined from the initial share price by an amount less than or equal to the buffer amount of 10%:
$1,000
•      If the final share price is less than 90% of the initial share price, meaning the final share price has declined from the initial share price by more than the buffer amount of 10%:
$1,000 + [$1,000 × (share percent change + 10%) × downside factor]
This amount will be less, and potentially significantly less, than the stated principal amount of $1,000 and could be zero.

Upside payment:	$204 per security (20.4% of the stated principal amount)
Downside factor:	1.111
Buffer amount:	10%
Share percent change:	(final share price – initial share price) / initial share price
Initial share price:	$ , which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	May 14, 2014, subject to postponement for non-trading days and certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
CUSIP:	61761JAB5
ISIN:	61761JAB52
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per security	$1,000	$5	$995
Total	$	$	$
(1)
Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $5 for each security they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 4.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Buffered Jump Securities” at the end of this document.

Product Supplement for Jump Securities dated August 17, 2012
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Buffered Jump Securities With Downside Factor Based on the Performance of the iShares® Russell 2000® Index Fund due May 19, 2014

Investment Summary

Buffered Jump Securities

The Buffered Jump Securities With Downside Factor Based on the Performance of the iShares® Russell 2000® Index Fund due May 19, 2014 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying shares;

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario; and

▪	To obtain a buffer against a specified level of negative performance in the underlying shares.

The securities are exposed on a 1.111:1 basis to the percentage decline of the final share price from the initial share price beyond the buffer amount of 10%.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

Maturity:	18 months
Upside payment:	$204 per security (20.4% of the stated principal amount)
Buffer amount:	10%
Downside factor:	1.111
Maximum payment at maturity:	$1,204 per security
Minimum payment at maturity:	None. You may lose your entire initial investment in the securities.
Interest:	None

Key Investment Rationale

This 18-month investment does not pay interest or guarantee any return of principal at maturity but provides a buffer against a decline in the underlying shares of up to 10%.  However, if the underlying shares decline in value by more than 10% as of the valuation date from the initial value, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of the securities.  There is no minimum payment at maturity.  Accordingly, you could lose your entire initial investment in the securities.

Upside Scenario	If the final share price is greater than the initial share price, the payment at maturity for each security will be equal to $1,000 plus the upside payment of $204.
Par Scenario
If the final share price is less than or equal to the initial share price but greater than or equal to 90% of the initial share price, which means that the final share price has remained unchanged or depreciated from the initial share price by no more than 10%, the payment at maturity will be $1,000 per security.

Downside Scenario
If the final share price is less than 90% of the initial share price, which means that the underlying shares have depreciated by an amount greater than the buffer amount of 10%, the securities will redeem for less than the stated principal amount by an amount that is proportionate to the percent decrease below the buffer amount of 10% of the initial share price, times the downside factor of 1.111 (e.g., a 35% depreciation in the underlying shares will result in the payment at maturity of $722.25 per security).  There is no minimum payment at maturity on the securities.

November 2012	Page 2

Buffered Jump Securities With Downside Factor Based on the Performance of the iShares® Russell 2000® Index Fund due May 19, 2014

How the Buffered Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the closing price of the underlying shares.  The diagram is based on the following terms:

Stated principal amount:	$1,000 per security
Upside payment:	$204 per security (20.4% of the stated principal amount)
Buffer amount:	10%
Minimum payment at maturity:	None

How it works

¡
Upside Scenario. If the final share price is greater than the initial share price, the payment at maturity on the securities reflected in the graph above is greater than the $1,000 stated principal amount but in all cases is equal to and will not exceed the $1,000 stated principal amount plus the upside payment amount of $204.  Under the terms of the securities, an investor will receive a payment at maturity of $1,204 per security at any final share price greater than the initial share price.

¡
Par Scenario. If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%, the payment at maturity reflected in the graph above is equal to the $1,000 stated principal amount per security.

¡
Downside Scenario. If the final share price has decreased from the initial share price by an amount greater than the buffer amount of 10%, the payment at maturity will be less than the stated principal amount of $1,000 by an amount that is proportionate to the percentage depreciation beyond the buffer amount of 10% times the downside factor of 1.111.

o	For example, if the final share price declines by 35% from the initial share price, the payment at maturity will be $722.25 per security (72.225% of the stated principal amount).

November 2012	Page 3

Buffered Jump Securities With Downside Factor Based on the Performance of the iShares® Russell 2000® Index Fund due May 19, 2014

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪
The securities do not pay interest or guarantee any return of your principal.  The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest and will not guarantee any return of principal at maturity.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final share price. If the final share price is equal to the initial share price or has decreased from the initial share price by an amount less than or equal to the buffer amount you will receive only the principal amount of $1,000 per security.  If the final share price decreases from the initial share price by more than the buffer amount of 10%, you will receive an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the closing price of the underlying shares beyond the buffer amount of 10% times the downside factor of 1.111.  As there is no minimum payment at maturity, you could lose your entire initial investment.  See “How the Buffered Jump Securities Work” on page 3 above.

▪
Appreciation potential is fixed and limited.  Where the final share price is greater than the initial share price, the appreciation potential of the securities is limited to the fixed upside payment of $204 per security (20.4% of the stated principal amount) even if the final share price is significantly greater than the initial share price.  See “How the Buffered Jump Securities Work” on page 3 above.

▪
The market price of the securities may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

o	the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the Russell 2000® Index,

o	interest and yield rates in the market,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or the securities markets generally and which may affect the final share price of the underlying shares,

o	the time remaining until the securities mature,

o	the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of the underlying shares is at or below the initial share price.

You cannot predict the future performance of the underlying shares based on their historical performance.  If the final share price declines by more than the buffer amount from the initial share price, you will be exposed on a 1.111 to 1 basis to such decline in the final share price beyond the buffer amount.  There can be no assurance that the final share price will be greater than the initial share price so that you will receive at maturity an amount that is greater than the $1,000 stated principal amount for each security you hold.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s

November 2012	Page 4

Buffered Jump Securities With Downside Factor Based on the Performance of the iShares® Russell 2000® Index Fund due May 19, 2014

creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
The amount payable on the securities is not linked to the price of the underlying shares at any time other than the valuation date.  The final share price will be based on the closing price of one underlying share on the valuation date, subject to postponement for non-trading days and certain market disruption events.  Even if the price of the underlying shares appreciates prior to the valuation date but then drops on the valuation date to below 10% of the initial share price, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to such drop.  Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the securities may be higher than the final share price, the payment at maturity will be based solely on the closing price of one underlying share on the valuation date.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The underlying shares track the performance of the small capitalization segment of the U.S. equity market.  The underlying shares seek investment results that correspond generally to the price and yield performance of the Russell 2000® Index in order to track the performance of only the small capitalization segment of the U.S. equity market.  The Russell 2000® Index, the underlying index, consists of stocks issued by companies with relatively small market capitalization.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the underlying index may be more volatile than that of indices that consist of stocks issued by large-capitalization companies.  Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.  All of these factors could have an adverse effect on the value of the underlying shares and, therefore, on the value of the securities.

▪
Investing in the securities is not equivalent to investing in the underlying shares or the stocks composing the Russell 2000® Index.  Investing in the securities is not equivalent to investing in the underlying shares, the Russell 2000® Index or the stocks that constitute the Russell 2000® Index.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the Russell 2000® Index.

▪
Adjustments to the underlying shares or the index tracked by the underlying shares could adversely affect the value of the securities.  As the investment adviser to the iShares® Russell 2000® Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index.  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the iShares® Russell 2000® Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the

November 2012	Page 5

Buffered Jump Securities With Downside Factor Based on the Performance of the iShares® Russell 2000® Index Fund due May 19, 2014

share underlying index.  MSCI may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index.  MSCI may discontinue or suspend calculation or publication of the share underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The underlying shares and the Russell 2000® Index are different. The performance of the underlying shares may not exactly replicate the performance of the Russell 2000® Index because the iShares® Russell 2000® Index Fund will reflect transaction costs and fees that are not included in the calculation of the Russell 2000® Index.  It is also possible that the iShares® Russell 2000® Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Russell 2000® Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® Russell 2000® Index Fund and the Russell 2000® Index or due to other circumstances.  The iShares® Russell 2000® Index Fund generally invests at least 90% of its assets in securities of the Russell 2000® Index and in depositary receipts representing securities of the Russell 2000® Index. The iShares® Russell 2000® Index Fund may invest the remainder of its assets in securities not included in the Russell 2000® Index but which the Investment Adviser believes will help the iShares® Russell 2000® Index Fund track the Russell 2000® Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by the Investment Adviser.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that can affect the underlying shares.  MS & Co., as calculation agent, will adjust the adjustment factor for the underlying shares for certain events affecting the underlying shares, such as stock splits and stock dividends.  However, the calculation agent will not make an adjustment for every event or every distribution that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, the adjustment factor may materially and adversely affect the market price of the securities.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. will determine the initial share price, the final share price, the share percent change, if applicable, and the payment that you will receive at maturity.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a market disruption event or discontinuance of the Russell 2000® Index, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying shares or the Russell 2000® Index), including trading in the underlying shares, the stocks that constitute the Russell 2000® Index as well as in other instruments related to the underlying shares or the Russell 2000® Index.  Some of our subsidiaries also trade the underlying shares and the stocks that constitute the Russell 2000® Index and other financial instruments related to the Russell 2000® Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, therefore, could increase the price at

November 2012	Page 6

Buffered Jump Securities With Downside Factor Based on the Performance of the iShares® Russell 2000® Index Fund due May 19, 2014

which the shares of the iShares® Russell 2000® Index Fund must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Additional Provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The risk that the securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

November 2012	Page 7

Buffered Jump Securities With Downside Factor Based on the Performance of the iShares® Russell 2000® Index Fund due May 19, 2014

iShares® Russell 2000® Index Fund Overview

The iShares® Russell 2000® Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index.  The iShares® Russell 2000® Index Fund is registered as part of the iShares Trust, a registered investment company.  Information provided to or filed with the Commission by the iShares Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

Information as of market close on November 13, 2012:

Bloomberg Ticker Symbol:	IWM	52 Week High (on 9/14/2012):	$86.40
Current Share Price:	$78.70	52 Week Low (on 11/25/2011):	$66.62
52 Weeks Ago:	$74.38

The following graph sets forth the daily closing values of the underlying shares for the period from January 1, 2007 through November 13, 2012.  The related table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying shares for each quarter in the same period.  The closing price of the underlying shares on November 13, 2012 was $78.70.  The historical closing prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

November 2012	Page 8

Buffered Jump Securities With Downside Factor Based on the Performance of the iShares® Russell 2000® Index Fund due May 19, 2014

iShares® Russell 2000® Index Fund (CUSIP 464287655)	High ($)	Low ($)	Period End ($)
2007
First Quarter	82.39	75.17	79.51
Second Quarter	84.79	79.75	82.96
Third Quarter	85.74	75.2	80.04
Fourth Quarter	79.96	73.02	75.92
2008
First Quarter	75.16	64.5	68.29
Second Quarter	76.2	68.53	69.05
Third Quarter	75.3	65.05	68
Fourth Quarter	67.02	38.53	49.24
2009
First Quarter	51.25	34.39	42.05
Second Quarter	53.2	42.78	51.08
Third Quarter	62.02	47.87	60.24
Fourth Quarter	63.36	56.22	62.44
2010
First Quarter	69.23	58.68	67.8025
Second Quarter	74.13	61.115	61.115
Third Quarter	67.67	59.04	67.5
Fourth Quarter	79.201	66.94	78.24
2011
First Quarter	84.17	77.19	84.17
Second Quarter	86.39	77.78	82.8
Third Quarter	85.65	64.3	64.3
Fourth Quarter	76.42	60.99	73.75
2012
First Quarter	84.4	74.56	82.81
Second Quarter	83.83	73.65	79.56
Third Quarter	86.4	76.65	83.44
Fourth Quarter (through November 13, 2012)	84.21	78.7	78.7

This document relates only to the securities offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may

November 2012	Page 9

Buffered Jump Securities With Downside Factor Based on the Performance of the iShares® Russell 2000® Index Fund due May 19, 2014

publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.  As a prospective purchaser of the securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The Russell 2000® Index.  The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

November 2012	Page 10

Buffered Jump Securities With Downside Factor Based on the Performance of the iShares® Russell 2000® Index Fund due May 19, 2014

Additional Information about the Buffered Jump Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that valuation date as postponed.

Denominations:	$1,000 and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

▪ a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange; and
▪
upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in the underlying shares and futures and/or options contracts on the underlying shares or any component stocks of the Russell 2000® Index listed on major securities markets, or positions in any other available securities or instruments that we may wish to

November 2012	Page 11

Buffered Jump Securities With Downside Factor Based on the Performance of the iShares® Russell 2000® Index Fund due May 19, 2014

use in connection with such hedging. Such purchase activity could potentially increase the value of the shares on the pricing date, and therefore could increase the price at which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities, including on the valuation date, by purchasing and selling the underlying shares, options contracts relating to the underlying shares or any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the value of the underlying shares and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.
In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is

November 2012	Page 12

Buffered Jump Securities With Downside Factor Based on the Performance of the iShares® Russell 2000® Index Fund due May 19, 2014

not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.
Each purchaser or holder of any securities acknowledges and agrees that:
(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and
(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $5 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump Securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the product supplement for Jump Securities, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus, the product supplement for Jump Securities and the index

November 2012	Page 13

Buffered Jump Securities With Downside Factor Based on the Performance of the iShares® Russell 2000® Index Fund due May 19, 2014

supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov.as follows:

Product Supplement for Jump Securities dated August 17, 2012
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for Jump Securities, the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

November 2012	Page 14